Exhibit 99.1

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES

FOURTH QUARTER AND FISCAL 2014 RESULTS

•                  FY 2014 Revenue Increased 13% to $791 Million

•                  FY 2014 Adjusted EBITDA Increased 19% to $138 Million

•                  FY 2014 Operating Income Increased 23% to $67 Million

•                  FY 2014 Adjusted EPS from Continuing Operations Increased 30% to $0.70

SOUTH JORDAN, UTAH, NOVEMBER 4, 2014 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2014.

Fourth Quarter 2014 Highlights

•                  Thirteen consecutive quarters of year-over-year revenue and Adjusted EBITDA growth

•                  Revenue grew 14% year-over-year, including 5% organic growth in our two core segments

•                  Light building products revenue increased 26% and operating income increased 49%

•                  Heavy construction materials gross margin increased 270 basis points and Adjusted EBITDA margin increased 190 basis points

•                  Consolidated Adjusted EBITDA increased 25% and Adjusted EBITDA margin expanded more than 160 basis points

•                  Net debt ratio decreased to 3.2x despite 2014 debt raise of $150 million

•                  Due to strong cash flow from operations, cash and cash equivalents increased $38 million during the quarter to $153 million

CEO Commentary

“We had the strongest fourth quarter since the economic down cycle, resulting in a 25% increase in Adjusted EBITDA compared to the fourth quarter of 2013. Our fiscal 2014 Adjusted EBITDA increased to $138 million, squarely in the middle of our annual guidance,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our outstanding financial performance was driven by strong results in both our light building products and our heavy construction materials segments. Our light building products segment benefited from improvements in the new residential construction market and the successful introduction of new product offerings, and our heavy construction materials segment benefited from both volume and price increases. Across both segments, our organic growth initiatives are gaining traction as we expand sales and increase product offerings to core customers.

“Fourth quarter results demonstrated the positive operating leverage in our business model as 14% growth in revenue translated into gross margin improvement of  200 basis points and Adjusted EBITDA margin improvement of over 160 basis points. We achieved 20.6% Adjusted EBITDA margins in the fourth quarter, which contributed to our full year consolidated Adjusted EBITDA margins of 17.4%.

“Looking to 2015, we believe that we are well positioned to deliver another year of exciting growth. Anticipating continued price and volume increases, our heavy construction materials segment is expected to eclipse its Adjusted EBITDA record set in 2007. We also expect our light building products segment to continue its growth trajectory, especially with our block product group meeting predicted increases in commercial and institutional construction demand. While architectural stone sales have not recovered to 2006 levels, we believe that Adjusted EBITDA will approach record levels based on improved operating efficiencies. Additionally, we anticipate that our roofing and siding groups will deliver revenue growth and improved margins. Accordingly, we are initiating Adjusted EBITDA guidance in the range of $150 to $165 million for 2015.”

Fourth Quarter Summary

Headwaters’ fourth quarter 2014 consolidated revenue increased by 14% to $245.9 million from $215.0 million for the fourth quarter of 2013 and gross profit increased by 22%, to $78.6 million, compared to $64.3 million. Operating income improved from $26.3 million in 2013 to $32.9 million in 2014 and Adjusted EBITDA increased by $10.0 million, to $50.8 million, or 25% over 2013.

After making adjustments consistent with Adjusted EBITDA, fourth quarter adjusted income from continuing operations was $27.9 million, or $0.37 per diluted share in 2014, compared to $21.3 million, or $0.29 per diluted share in 2013, representing increases of 31% and 28%, respectively. On an unadjusted basis, income from continuing operations was $17.0 million, or $0.23 per diluted share, for the fourth quarter of 2014, compared to $13.2 million, or $0.18 per diluted share, for the fourth quarter of 2013. Net income including discontinued operations was $16.7 million, or $0.22 per diluted share, for the fourth quarter of 2014, compared to $10.3 million, or $0.14 per diluted share, for the fourth quarter of 2013.

Fourth Quarter Business Segment Highlights

Business Segment	2014 Revenue	2014 Adjusted EBITDA	2014 Adjusted EBITDA Margin	2013 Adjusted EBITDA Margin
Light Building Products	$144.7 million	$32.0 million	22.1%	20.4%
Heavy Construction Materials	$98.1 million	$25.2 million	25.7%	23.8%

Business Segment	2014 Operating Income	2013 Operating Income	2014 Operating Income Margin	2013 Operating Income Margin
Light Building Products	$21.2 million	$14.2 million	14.7%	12.4%
Heavy Construction Materials	$21.3 million	$19.4 million	21.7%	20.3%

Year Ended September 30, 2014

Our total revenue for the year ended September 30, 2014 was $791.4 million, up 13% from $702.6 million for 2013. Gross profit increased 17%, from $192.5 million in 2013 to $225.7 million in 2014, and operating income of $54.4 million in 2013 improved by 23% to $66.7 million in 2014. Adjusted income from continuing operations was $52.5 million, or $0.70 per diluted share in 2014, compared to $38.7 million, or $0.54 per diluted share in 2013, representing increases of 36% and 30%, respectively. Unadjusted income from continuing operations increased from $8.3 million, or $0.12 per diluted share in 2013, to $16.5 million, or $0.21 per diluted share in 2014. Net income including discontinued operations increased from $7.1 million, or $0.10 per diluted share in 2013, to $16.1 million, or $0.20 per diluted share in 2014.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of niche building products, including vinyl siding accessories, manufactured architectural stone, block and roofing products.

Light building products revenue increased 26% from $114.8 million to $144.7 million in the fourth quarter of 2014, including organic growth of 9%. All of our major legacy product categories experienced positive revenue growth in the quarter, as we benefited from improved general economic conditions and a more favorable housing market.

For the fourth quarter of 2014, gross profit increased by 35% to $46.3 million from $34.4 million in 2013, and operating income increased by 49% to $21.2 million from $14.2 million. Adjusted EBITDA for the fourth quarter of 2014 was $32.0 million, compared to $23.4 million in 2013. Our newly-acquired roofing product lines contributed to growth as expected.

Our block group experienced revenue growth due to increases in commercial and institutional construction, but margin improvements were several multiples higher than revenue increases. Margin improvements were due both to price increases and manufacturing efficiencies, along with transportation cost savings resulting from reduced reliance on third-party trucking.

Stone revenues also increased year-over-year as we experienced higher sales in all three of our major architectural stone brands, along with sales growth in our ancillary stone products. We believe our initiative to expand our top-line organic growth by focusing on core customers increased revenues in 2014 and will also have a positive impact on our 2015 results.

Our siding group revenues increased in 2014 over 2013 and were benefitted by new product offerings and the strength of our new trim board products. In addition, despite changes in revenue mix that favored more of the lower-margin siding products, both the gross margin and operating margin improved during the quarter.

In addition to our legacy composite roofing shingles, we have expanded our roofing product group to include concrete tile and stone coated metal roofing. Organic growth over the next several years in our niche roofing product categories is projected to be several hundred basis points higher than commodity roofing, as our product categories take share from traditional roofing materials. The roofing product group made a positive contribution to Headwaters’ quarterly performance and provides us with an opportunity for growth and margin expansion in 2015.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Fourth quarter 2014 revenues increased by 3% to $98.1 million, compared to $95.7 million in 2013. The growth was due to an increase in product volume and price, offset by a decrease in lower-margin service revenue. Service revenue represented approximately 20% of total segment revenue for the fourth quarter of 2014, compared to 25% for the fourth quarter of 2013. Service revenue was 25% for all of fiscal 2014 and 29% for fiscal 2013. Site service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality. Total heavy construction materials revenue for fiscal 2014 of $309.3 million was the second highest revenue ever recorded, only 1% less than the all-time peak revenue of $313.4 million recorded in 2008.

Gross profit increased by 12% to $30.7 million in the fourth quarter of 2014, compared to $27.3 million in 2013, and gross margin increased by 270 basis points to more than 31%. Operating income increased $1.9 million, or 10%, from $19.4 million in 2013 to $21.3 million in 2014. Adjusted EBITDA increased $2.4 million from $22.8 million in 2013 to $25.2 million in 2014, or 11%. Adjusted EBITDA margin increased by 190 basis points from 23.8% in 2013 to 25.7% in 2014, the highest September quarter margin realized since 2009. The increases in gross profit, operating income, and Adjusted EBITDA in 2014 were primarily due to increases in fly ash revenue resulting from positive changes in both volume and price, as well as to cost management initiatives.

Our 2014 acquisitions of a Pennsylvania-based fly ash source and a Gulf Coast supply source for fluidized bed ash are both performing as expected and both have been successfully integrated into the business.

As previously reported, in a May 2014 consent decree of the U.S. District Court for the District of Columbia, the EPA was ordered by December 19, 2014 to “sign for publication in the Federal Register a notice taking final action regarding EPA’s proposed revision of RCRA Subtitle D regulations pertaining to coal combustion residuals.”  Recently, the EPA finalized the proposed regulations and delivered them to the White House Office of Management and Budget for review. Based on multiple statements previously made by the EPA, we believe that it is likely that fly ash disposal will be regulated under Subtitle D as a solid waste.

Other Matters

For the fourth quarter of 2014, revenue from continuing operations in our energy segment was $3.1 million, compared to $4.4 million in 2013. Adjusted EBITDA for the 2014 quarter was breakeven compared to $0.1 million in 2013.  We continue our on-site customer testing processes and anticipate the addition of new customers in 2015.

We recorded a loss from discontinued operations of $(0.3) million in the fourth quarter of 2014, compared to a loss of $(2.9) million in the fourth quarter of 2013. It is possible that additional adjustments to the estimated gains and losses from sale of the coal cleaning facilities in prior years may be recognized in future periods.

Our recorded income tax rate for continuing operations for the 2014 fiscal year was 18%, due primarily to state income taxes. We have recorded a full valuation allowance on our net amortizable deferred tax assets, but currently anticipate that a significant portion of the valuation allowance may be released in late fiscal 2015. We currently have a pre-tax NOL in the amount of approximately $169.9 million and unused tax credits of $24.8 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

The components of our long-term debt (net of discount) as of September 30, 2014, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Senior notes	150.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.75%	October 2018
Convertible senior subordinated notes, net of discount	49.6	8.75%	February 2016
Total	$599.6

There is no debt maturing until 2016. We had $152.5 million of cash and cash equivalents on hand at September 30, 2014 and total liquidity of approximately $213.1 million, which includes the impact of providing $7.4 million for letters of credit for various purposes. As of September 30, 2014, our net debt to Adjusted EBITDA ratio was 3.2, down from 3.3 as of September 30, 2013.

Outlook

“We experienced strong revenue and profit growth in fiscal 2014 and improved our top-quartile margins as well.  Our recent bolt-on acquisitions have performed well, contributing to both top- and bottom-line growth.  We are also pleased that our continuous improvement initiatives have helped offset increased costs in labor and raw materials,” said Don P. Newman, Headwaters’ Chief Financial Officer. “We generated momentum in 2014 and are carrying that momentum into what we believe will be a very good 2015. Given the positive performance in our core business, we are setting our 2015 Adjusted EBITDA range at $150 to $165 million.

“We continue to successfully execute our strategy to reduce debt levels and are making very good progress toward our net leverage ratio goal of 2.5x to 3.0x. We closed fiscal 2014 lowering our net debt to Adjusted EBITDA ratio to 3.2x, down from 3.3x at the close of fiscal 2013. That is significant given that we issued $150 million of new notes in 2014 to fund acquisitions and other general purposes. The decrease in net leverage reflects strong cash generation and Adjusted EBITDA performance.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), all of which will expire on or before September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As the expiration dates approach, we expect the volume of exercises to increase with a resulting decrease in the volatility of compensation expense related to outstanding SARs that remain unexercised.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA and Adjusted EPS do not include results for Blue Flint for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Year Ended
(in millions)	9/30/2013	9/30/2014	9/30/2013	9/30/2014
Income from continuing operations (GAAP)	$13.2	$17.0	$8.3	$16.5
Non-controlling interest of subsidiary	0.0	(0.2)	0.0	(0.8)
Net interest expense	9.8	11.9	42.5	46.3
Income taxes	3.4	3.8	4.0	3.6
Depreciation, amortization, and equity-based compensation	13.3	14.9	54.0	56.9
Non-routine customer and business acquisition-related costs and adjustments	0.0	2.0	1.8	6.1
Asset impairments and write-offs	0.0	1.0	0.0	3.1
Cash-based compensation tied to stock price	1.1	0.4	5.6	6.1
Adjusted EBITDA	$40.8	$50.8	$116.2	$137.8

Segment Adjusted EBITDA

Light building products	$23.4	$32.0	$72.9	$88.1
Heavy construction materials	22.8	25.2	56.6	66.8
Energy technology	0.1	0.0	0.3	(2.0)
Corporate	(6.6)	(6.8)	(19.2)	(21.2)
Cash-based compensation tied to stock price	1.1	0.4	5.6	6.1
Adjusted EBITDA	$40.8	$50.8	$116.2	$137.8

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2012	9/30/2013	9/30/2014
Income (loss) from continuing operations (GAAP)	$(26.5)	$8.3	$16.5
Blue Flint	6.3	0.0	0.0
Non-controlling interest of subsidiary	0.0	0.0	(0.8)
Net interest expense	52.7	42.5	46.3
Income taxes	0.7	4.0	3.6
Depreciation, amortization, and equity-based compensation	53.2	54.0	56.9
Restructuring costs	2.2	0.0	0.0
Thames bankruptcy	1.0	0.0	0.0
Gain on early debt repayments	(2.4)	0.0	0.0
Non-routine customer and business acquisition-related costs and adjustments	0.0	1.8	6.1
Asset impairments and write-offs	3.2	0.0	3.1
Cash-based compensation tied to stock price	12.3	5.6	6.1
TTM Adjusted EBITDA	$102.7	$116.2	$137.8

Segment TTM Adjusted EBITDA

Light building products	$63.3	$72.9	$88.1
Heavy construction materials	54.8	56.6	66.8
Energy technology	(3.6)	0.3	(2.0)
Corporate	(24.1)	(19.2)	(21.2)
Cash-based compensation tied to stock price	12.3	5.6	6.1
TTM Adjusted EBITDA	$102.7	$116.2	$137.8

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Year Ended
(in millions, except per-share amounts)	9/30/2013	9/30/2014	9/30/2013	9/30/2014
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income from continuing operations attributable to Headwaters Incorporated	$13.2	$16.8	$8.3	$15.6
Adjustments to numerator:
Amortization expense related to intangible assets	4.7	5.2	20.2	21.1
Non-routine customer and business acquisition- related costs and adjustments	0.0	2.0	1.8	6.1
Asset impairments and write-offs	0.0	1.0	0.0	3.1
Cash-based compensation tied to stock price	1.1	0.4	5.6	6.1
Interest expense related to early debt repayments	0.3	0.0	2.4	0.0
Income tax effect of above adjustments	2.0	2.5	0.4	0.5
Total adjustments to income from continuing operations, net of income tax effect	8.1	11.1	30.4	36.9
Numerator for adjusted diluted earnings per share from continuing operations	$21.3	$27.9	$38.7	$52.5

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	74.0	74.6	71.3	74.5

Reported diluted income per share from continuing operations	$0.18	$0.23	$0.12	$0.21
Effect of adjustments on diluted income per share calculation	0.11	0.14	0.42	0.49
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.29	$0.37	$0.54	$0.70

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 11, 2014  by dialing 877-344-7529  or 412-317-0088  and entering the pass code 10054836.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials and light building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2013	2014	2013	2014
Revenue:
Light building products	$114,823	$144,711	$394,324	$472,434
Heavy construction materials	95,714	98,087	293,000	309,337
Energy technology	4,448	3,123	15,252	9,676
Total revenue	214,985	245,921	702,576	791,447

Cost of revenue:
Light building products	80,405	98,444	283,128	336,283
Heavy construction materials	68,374	67,384	219,996	224,888
Energy technology	1,885	1,516	6,970	4,583
Total cost of revenue	150,664	167,344	510,094	565,754

Gross profit	64,321	78,577	192,482	225,693

Operating expenses:
Amortization	4,687	5,251	20,230	21,319
Selling, general and administrative	33,324	40,402	117,841	137,650
Total operating expenses	38,011	45,653	138,071	158,969

Operating income	26,310	32,924	54,411	66,724

Net interest expense	(9,844)	(11,918)	(42,566)	(46,329)
Other income (expense), net	102	(292)	364	(348)

Income from continuing operations before income taxes	16,568	20,714	12,209	20,047

Income tax provision	(3,374)	(3,724)	(3,924)	(3,574)

Income from continuing operations	13,194	16,990	8,285	16,473

Loss from discontinued operations, net of income taxes	(2,941)	(309)	(1,148)	(415)

Net income	10,253	16,681	7,137	16,058

Net income attributable to non-controlling interest	0	(155)	0	(774)

Net income attributable to Headwaters Incorporated	$10,253	$16,526	$7,137	$15,284

Basic and diluted income (loss) per share attributable
to Headwaters Incorporated:
From continuing operations	$0.18	$0.23	$0.12	$0.21
From discontinued operations	(0.04)	(0.01)	(0.02)	(0.01)
	$0.14	$0.22	$0.10	$0.20
Weighted average shares outstanding:
Basic	72,926	73,247	70,128	73,160

Diluted	74,034	74,643	71,252	74,451

Operating income (loss) by segment:
Light building products	$14,223	$21,204	$34,194	$46,888
Heavy construction materials	19,423	21,323	43,519	51,503
Energy technology	(477)	(1,961)	(1,939)	(6,829)
Corporate	(6,859)	(7,642)	(21,363)	(24,838)
Total	$26,310	$32,924	$54,411	$66,724

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2013	2014
Assets:
Current assets:
Cash and cash equivalents	$75,316	$152,542
Trade receivables, net	109,868	119,330
Inventories	37,383	50,633
Other	21,316	21,612
Total current assets	243,883	344,117

Property, plant and equipment, net	159,619	182,111
Goodwill	137,198	175,586
Intangible assets, net	139,797	159,863
Other assets	43,512	41,750

Total assets	$724,009	$903,427

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,810	$27,026
Accrued liabilities	119,211	109,300
Current portion of long-term debt	7,553	0
Total current liabilities	148,574	136,326

Long-term debt	449,420	599,579
Income taxes	24,637	23,242
Other long-term liabilities	16,968	28,586
Total liabilities	639,599	787,733

Non-controlling interest in consolidated subsidiary	0	13,252

Stockholders’ equity:
Common stock - par value	73	74
Capital in excess of par value	720,828	723,648
Retained earnings (accumulated deficit)	(635,972)	(620,688)
Treasury stock	(519)	(592)
Total stockholders’ equity	84,410	102,442

Total liabilities and stockholders’ equity	$724,009	$903,427